THE CUTLER TRUST
                                CUTLER CORE FUND
                               TWO PORTLAND SQUARE
                              PORTLAND, MAINE 04101

                                      PROXY

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     Revoking any such prior appointments, the undersigned appoints D. Blaine Riggle and Cheryl O. Tumlin (or, if only one shall act, that one) proxies with the power of substitution to vote all of the shares of Cutler Core Fund (the "Core Fund"), a series of The Cutler Trust (the "Trust"), registered in the name of the undersigned at the Special Meeting of Shareholders of the Core Fund to be held at the offices of Forum Financial Group, LLC, Two Portland Square, 4th Floor Conference Room, Portland, Maine 04101, on April 15, 2003, at 1:00 p.m. (Eastern Time), and at any adjournment or adjournments thereof.

     The shares of beneficial interest represented by this Proxy will be voted in accordance with the instructions given by the undersigned below. IF NO INSTRUCTIONS ARE GIVEN, SUCH SHARES WILL BE VOTED FOR THE PROPOSAL SET FORTH BELOW. The Trust has proposed the Proposal. The Board of Trustees recommends voting FOR the Proposal.

     PROPOSAL: To approve the Agreement and Plan of Reorganization (the "Plan") between the Core Fund and the Cutler Value Fund (the "Value Fund"), each a series of the Trust. Under the Plan, the Core Fund will transfer all of its assets and liabilities to the Value Fund in exchange solely for shares of the Value Fund. The Core Fund will then distribute the shares received from the Value Fund proportionately to its shareholders and then terminate.

               FOR _____        AGAINST _____       ABSTAIN _____


     The proxies are authorized to vote in their discretion on any other business which may properly come before the meeting and any adjournments thereof.

(NOTE: Checking the box labeled ABSTAIN will result in the shares covered by the Proxy being treated as if they were voted AGAINST the proposal.) Receipt is acknowledged of the Notice and Proxy Statement for the Special Meeting of Shareholders to be held on April 15, 2003. This proxy may be revoked at any time before it is exercised. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments of the meeting. PLEASE SIGN AND DATE THIS PROXY IN THE SPACE PROVIDED. Execution by shareholders who are not individuals must be made by an authorized signatory. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full title as such.

   _________________________________________________________    _____________
   Authorized Signature                                              Date

   _________________________________________________________
   Printed Name (and Title if Applicable)

   _________________________________________________________    _____________
   Authorized Signature (Joint Investor or Second Signatory)         Date

   _________________________________________________________
   Printed Name (and Title if Applicable)